    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 31, 2000
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                        DIAMOND OFFSHORE DRILLING, INC.
             (Exact Name of Registrant as Specified in its Charter)

                     DELAWARE                                                            76-0321760
           (State or Other Jurisdiction                                               (I.R.S. Employer
         of Incorporation or Organization)                                         Identification Number)

                                                                                    WILLIAM C. LONG, ESQ.
                                                                                GENERAL COUNSEL AND SECRETARY
                                                                               DIAMOND OFFSHORE DRILLING, INC.
                     15415 KATY FREEWAY                                              15415 KATY FREEWAY
                    HOUSTON, TEXAS 77094                                            HOUSTON, TEXAS 77094
                       (281) 492-5300                                                  (281) 492-5300
(Address, Including Zip Code, and Telephone Number, Including              (Name, Address, Including Zip Code, and
   Area Code, of Registrant's Principal Executive Offices)      Telephone Number, Including Area Code, of Agent for Service)

                             ---------------------
                                    Copy to:

                            JAMES L. RICE III, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                           700 LOUISIANA, SUITE 1600
                              HOUSTON, TEXAS 77002
                                 (713) 546-5000
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                 AMOUNT TO          OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
        SECURITIES TO BE REGISTERED            BE REGISTERED           PER UNIT              PRICE           REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Zero Coupon Convertible Debentures Due June
  6, 2020..................................     $402,178,000           100%(1)            $402,178,000         $106,175(2)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share.....         (3)                  (3)                  (3)                  (4)
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2) This fee is calculated on the basis of the offering price of the debentures.
(3) Includes 6,929,038 shares of common stock issuable upon conversion of the debentures at the rate of 8.6075 shares of common stock for each $1,000 principal amount at maturity of the debentures. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.
(4) Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the debentures because no additional consideration will be received in connection with the exercise of the conversion privilege.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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

      The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED           , 2000

PROSPECTUS

                            [DIAMOND OFFSHORE LOGO]

                        DIAMOND OFFSHORE DRILLING, INC.

              ZERO COUPON CONVERTIBLE DEBENTURES DUE JUNE 6, 2020

THE DEBENTURES

- Aggregate principal amount at maturity: $805,000,000.

- Common stock into which the debentures are convertible: initially 6,929,038 shares, subject to conversion rate adjustments.

- Issue price: $499.60 on June 6, 2000.

- Yield to maturity: 3.50% per year.

- Conversion rate: 8.6075 shares of our common stock per $1,000 principal amount at maturity of debentures.

- Date of maturity: June 6, 2020.

CONVERSION

- Holders can convert the debentures into our common stock at any time prior to maturity.

REDEMPTION

- We have the option to redeem the debentures after June 6, 2005.

REPURCHASE

- Holders have the option on June 6, 2005, June 6, 2010 or June 6, 2015, or when there is a change of control of Diamond Offshore, to require us to repurchase their debentures.

- We may choose to pay the repurchase price in cash or shares of our common stock or a combination of cash and shares of our common stock.

     THE DEBENTURES AND COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5.

     Our common stock is listed on The New York Stock Exchange under the symbol "DO."

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY CONTRARY REPRESENTATION IS A CRIMINAL OFFENSE.

                  Prospectus dated                     , 2000

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Forward-Looking Statements..................................     1
Where You Can Find More Information.........................     1
Summary.....................................................     3
Risk Factors................................................     5
Use of Proceeds.............................................    10
Ratio of Earnings to Fixed Charges..........................    10
Description of Common Stock.................................    10
Description of the Debentures...............................    11
Selling Securityholders.....................................    26
Certain United States Federal Income Tax Considerations.....    28
Plan of Distribution........................................    32
Legal Matters...............................................    33
Independent Auditors........................................    33

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Forward-looking statements include the information concerning possible or assumed future results of operations of our company, including statements about the following subjects:

     - business strategy

     - growth opportunities

     - competitive position

     - market outlook

     - expected financial position

     - expected results of operations

     - future cash flows

     - future dividends

     - financing plans

     - budgets for capital and other expenditures

     - timing and cost of completion of capital projects

     - plans and objectives of management

     - performance of contracts

     - outcomes of legal proceedings

     - compliance with applicable laws

     - adequacy of insurance

     - future uses of and requirements for financial resources

     - expenditures, delivery dates and drilling contracts related to the Ocean Confidence and other conversion or upgrade projects

     Forward-looking statements in this prospectus or incorporated by reference are identifiable by use of the following words and other similar expressions, among others:

     - "anticipate"

     - "believe"

     - "budget"

     - "could"

     - "estimate"

     - "expect"

     - "forecast"

     - "intend"

     - "may"

     - "might"

     - "plan"

     - "predict"

     - "project"

     - "should"

     The factors discussed below under "Risk Factors" and in the documents we incorporate by reference into this prospectus could affect our future results of operations and could cause those results to differ materially from those expressed in the forward-looking statements included in this prospectus or incorporated by reference. These factors include, among others, general economic and business conditions, casualty losses, industry fleet capacity, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, customer preferences and various other matters, many of which are beyond our control.

     You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You can inspect and copy the registration statement on

Form S-3 of which this prospectus is a part, as well as reports, proxy statements and other information that we file with the SEC, and obtain copies of these materials at the prescribed rates, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for information regarding the operation of the Public Reference Room. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants, like us, that file electronically.

     This prospectus provides you with a general description of the debentures and common stock being registered. This prospectus is part of a registration statement that we have filed with the SEC. To see more detail, you should read the exhibits and schedules filed with, or incorporated by reference into, our registration statement.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act until this offering is completed:

     - Annual Report on Form 10-K for the year ended December 31, 1999;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

     - Current Report on Form 8-K filed with the SEC on June 1, 2000;

     - Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 and Amendment No. 1 thereto; and

     - The description of our common stock contained in Amendment No. 1 to the Registration Statement on Form 8-A filed with the SEC on October 10, 1995.

     You may request these documents in writing or by telephone. We will provide to you, at no cost, a copy of any or all information incorporated by reference in the registration statement, of which this prospectus is a part. Requests should be directed to our Investor Relations Department at our principal offices, which are located at 15415 Katy Freeway, Houston, Texas 77094. You may contact our Investor Relations Department by calling us at (281) 492-5300.

     You should rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling securityholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                    SUMMARY

     You should read this summary together with the more detailed information regarding us, the Zero Coupon Convertible Debentures Due June 6, 2020, or Debentures, and the common stock issuable upon conversion of the Debentures appearing elsewhere, and incorporated by reference, in this prospectus. All selling securityholders must deliver a prospectus to purchasers at or prior to the time of any sale of the Debentures or common stock issuable upon conversion of the Debentures.

                        DIAMOND OFFSHORE DRILLING, INC.

     We are a leading global offshore oil and gas drilling contractor. Our fleet, which is comprised of 30 semisubmersible rigs, 14 jack-up rigs and one drillship, is one of the world's largest.

     We drill in the waters of North America, South America, Europe, Africa, Asia and Australia. We offer comprehensive drilling services to the global energy industry.

     We were incorporated in 1989. Our principal executive offices are located at 15415 Katy Freeway, Houston, Texas 77094, and our telephone number at that location is (281) 492-5300. As used in this prospectus, "we" means Diamond Offshore Drilling, Inc., a Delaware corporation, and its subsidiaries, unless the context indicates otherwise.

                                  THE OFFERING

Securities Offered.........  $805,000,000 principal amount at maturity of Zero
                             Coupon Convertible Debentures Due June 6, 2020.

                             We will not pay interest on the Debentures prior to maturity. Each Debenture was issued at a price of $499.60 per Debenture. The principal amount at maturity is $1,000 for each Debenture.

Maturity Date..............  June 6, 2020.

Yield to Maturity of
  Debentures...............  3.50% per year calculated from June 6, 2000.

Conversion Rights..........  You have the option to convert the Debentures into our common stock at any time prior to maturity, unless the Debentures have been previously redeemed or purchased.

                             You can convert the Debentures into common stock at a conversion rate of 8.6075 shares for each $1,000 principal amount at maturity. The conversion rate will be subject to adjustment if certain events occur. Upon conversion, you will receive only common stock. You will not receive any cash payment for the accrued original issue discount to the conversion date. See "Description of the Debentures -- Conversion Rights."

                             The Debentures are initially convertible into 6,929,038 shares of our common stock.

Optional Redemption by
  Diamond Offshore.........  On or after June 6, 2005, we can redeem all or part of the Debentures for cash at any time at the redemption prices listed in this prospectus. See "Description of the Debentures -- Redemption Rights."

Original Issue Discount....  The securityholders will offer and sell the
                             Debentures at a discount from their value at maturity. We initially issued the Debentures at a price of $499.60 per Debenture. Over time, the Debentures will increase in value until they reach their maturity value of $1,000 on June 6, 2020. Original issue discount is the difference between the initial sale price and the value of the Debenture at maturity.

                             We will not pay interest on the Debentures.
                             However, you should be aware that accrued original issue discount must be included periodically in your gross income for federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

Sinking Fund...............  None.

Repurchase of Debentures at
the Option of the Holder...  We will purchase the Debentures at your option on
                             June 6, 2005 at a price of $594.25, on June 6, 2010 at a price of $706.82, and on June 6, 2015 at a price of $840.73 per $1,000 principal amount at maturity. We may elect to pay the repurchase price in cash, common stock or a combination of cash and common stock. See "Description of the Debentures -- Repurchase Right."

Change in Control..........  You may redeem the Debentures if we experience a change in control.

                             The change in control redemption price is equal to the issue price plus accrued original issue discount to the date of redemption. See "Description of the Debentures -- Change in Control."

Optional Conversion by
Diamond Offshore upon a Tax
  Event....................  If certain changes are made to the federal tax laws, we have the option to begin paying interest on the Debentures instead of accruing original issue discount. We would pay 3.50% per year in interest on the principal amount that had accrued on the Debentures up until the date we exercised this option. If this occurs, we would adjust your redemption price, repurchase price and purchase price upon a change in control. However, we would not adjust your conversion rights. See "Description of the Debentures -- Tax Event."

Use of Proceeds............  We will not receive any of the proceeds from the sale of the Debentures or the underlying common stock by any selling securityholders.

Trading....................  The common stock is listed on The New York Stock
                             Exchange under the symbol "DO."

                                  RISK FACTORS

     Except for the historical information in this prospectus, the matters contained in this prospectus include forward-looking statements that involve risks and uncertainties. The following factors, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this prospectus. The following risks and uncertainties are not the only ones we face. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our common stock could decline and you could lose part or all of your investment.

OUR BUSINESS DEPENDS ON THE LEVEL OF ACTIVITY IN THE OIL AND GAS INDUSTRY, WHICH IS SIGNIFICANTLY AFFECTED BY VOLATILE OIL AND GAS PRICES.

     Our business depends on the level of activity in offshore oil and gas exploration, development and production in markets worldwide. Oil and gas prices, market expectations of potential changes in these prices and a variety of political and economic factors significantly affect this level of activity. Oil and gas prices are extremely volatile and are affected by numerous factors, including:

     - worldwide demand for oil and gas;

     - the ability of the Organization of Petroleum Exporting Countries, commonly called "OPEC," to set and maintain production levels and pricing;

     - the level of production in non-OPEC countries;

     - the policies of the various governments regarding exploration and development of their oil and gas reserves;

     - advances in exploration and development technology; and

     - the political environment of oil-producing regions.

THE LEVEL OF ACTIVITY IN THE OIL AND GAS INDUSTRY HAS BEEN SLOW TO RECOVER, WHICH HAS ADVERSELY AFFECTED OUR DAYRATES AND RIG UTILIZATION.

     In spite of recent signs of improvement, fleet activity in the first half of 2000 continued to suffer from the global reduction in exploration and development spending by our customers, resulting from the sustained period of significantly lower oil prices from late 1997 through early 1999 and consolidation activity among major oil producers over the same period. Despite a recovery in crude oil prices during the latter part of 1999 and the first quarter of 2000, spending levels have not increased significantly and there remains surplus rig capacity, particularly in the lower specification semisubmersible market. This excess capacity resulted from expiring contracts and delivery of newly constructed or upgraded drilling rigs by a number of offshore drilling contractors. The lower exploration and development activity and increased rig availability has resulted in a continued highly competitive market for contract drilling services. As of August 30, 2000, six of our semisubmersibles were stacked, and depending on market conditions at the time other units currently under contract become available, we may be required during 2000 to stack additional units or we may be required to enter into lower-rate renewal contracts.

OUR INDUSTRY IS HIGHLY COMPETITIVE AND CYCLICAL, WITH INTENSE PRICE COMPETITION AND RECENTLY DECREASED RIG DEMAND AND INCREASED RIG AVAILABILITY.

     The offshore contract drilling industry is highly competitive with numerous industry participants, none of which at the present time has a dominant market share. Some of our competitors may have greater resources than we do.

     Drilling contracts are traditionally awarded on a competitive bid basis. Intense price competition is often the primary factor in determining which qualified contractor is awarded a job, although rig availability and the quality and technical capability of service and equipment may also be considered.

     Our industry has historically been cyclical. There have been periods of high demand, short rig supply and high dayrates, followed by periods of lower demand, excess rig supply and low dayrates. The industry experienced a period of significantly lower demand during 1999 as a result of reduced spending for exploration and development by our customers in response to dramatically lower crude oil prices during 1998. In addition, rig availability has increased as a result of contract expirations and construction by other drilling contractors of new rigs that are competing with our rigs. Periods of excess rig supply intensify the competition in the industry and often result in rigs being idled for long periods of time.

OUR DRILLING CONTRACTS MAY BE TERMINATED DUE TO EVENTS BEYOND OUR CONTROL.

     Our customers may terminate some of our term drilling contracts if the drilling unit is destroyed or lost or if drilling operations are suspended for a specified period of time as a result of a breakdown of major equipment or, in some cases, due to other events beyond the control of either party. In reaction to depressed market conditions, our customers may also seek renegotiation of firm drilling contracts to reduce their obligations.

RIG CONVERSIONS, UPGRADES OR NEWBUILDS MAY BE SUBJECT TO DELAYS AND COST
OVERRUNS.

     From time to time we may undertake to add new capacity through conversions or upgrades to rigs or through new construction. These projects are subject to risks of delay or cost overruns inherent in any large construction project resulting from numerous factors, including the following:

     - shortages of equipment, materials or skilled labor;

     - unscheduled delays in the delivery of ordered materials and equipment;

     - unanticipated cost increases;

     - design problems; and

     - shipyard failures.

     In 1998, we began the conversion of the Ocean Confidence from an accommodation vessel to a semisubmersible drilling unit. Upon completion of the conversion and customer acceptance, the rig is scheduled to begin a five-year drilling program in the Gulf of Mexico. A modification of the drilling contract was made providing for an extension of the delivery date from July 1, 2000 to December 1, 2000. This extension allows us additional time to complete and test the rig for performance in waters up to 7,500 feet. We will accrue a penalty based upon the delivery date of the rig and have agreed to accrue an additional obligation to the customer for certain types of periods of inactivity that could occur during drilling of the first two wells under the drilling contract. These accruals would incrementally reduce revenue payments from the customer to us during the five-year contract term. Based upon the expected delivery date of September 30, 2000, future revenue is expected to be approximately $316.4 million. Should the delivery occur on December 1, 2000, the expected revenue would be reduced to approximately $313.9 million.

OUR BUSINESS INVOLVES NUMEROUS OPERATING HAZARDS.

     Our operations are subject to the usual hazards inherent in drilling for oil and gas offshore, such as blowouts, reservoir damage, loss of production, loss of well control, punchthroughs, craterings or fires. The occurrence of these events could result in the suspension of drilling operations, damage to or destruction of the equipment involved and injury or death to rig personnel. Operations also may be suspended because of machinery breakdowns, abnormal drilling conditions, failure of subcontractors to perform or supply goods or services or personnel shortages. In addition, offshore drilling operators are subject to perils peculiar to marine operations, including capsizing, grounding, collision and loss or damage from severe weather. Damage to the environment could also result from our operations, particularly through oil spillage or extensive uncontrolled fires. We may also be subject to damage claims by oil and gas companies.

     Although we maintain insurance in the areas in which we operate, pollution and environmental risks generally are not fully insurable. Our insurance policies and contractual rights to indemnity may not adequately cover our losses, and we do not have insurance coverage or rights to indemnity for all risks. If a significant accident or other event occurs and is not fully covered by insurance or contractual indemnity, it could adversely affect our financial position and results of operations.

OUR INTERNATIONAL OPERATIONS INVOLVE ADDITIONAL RISKS NOT ASSOCIATED WITH DOMESTIC OPERATIONS.

     We operate in various regions throughout the world that may expose us to political and other uncertainties, including risks of:

     - war and civil disturbances;

     - expropriation of property or equipment;

     - the inability to repatriate income or capital; and

     - changing taxation policies.

     International contract drilling operations are subject to various laws and regulations in countries in which we operate, including laws and regulations relating to:

     - the equipping and operation of drilling units;

     - currency conversions and repatriation;

     - oil and gas exploration and development;

     - taxation of offshore earnings and earnings of expatriate personnel; and

     - use of local employees and suppliers by foreign contractors.

     Governments in some foreign countries have become increasingly active in regulating and controlling the ownership of concessions and companies holding concessions, the exploration for oil and gas and other aspects of the oil and gas industries in their countries. In addition, government action, including initiatives by OPEC, may continue to cause oil price volatility. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil companies and may continue to do so. In addition, some foreign governments favor or effectively require the awarding of drilling contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. These practices may adversely affect our ability to compete.

FLUCTUATIONS IN EXCHANGE RATES COULD RESULT IN LOSSES TO US.

     Another risk inherent in our international operations is the possibility of currency exchange losses where revenues are received and expenses are paid in nonconvertible currencies. We may also incur losses as a result of an inability to collect revenues because of a shortage of convertible currency available to the country of operation.

FAILURE TO RETAIN HIGHLY SKILLED PERSONNEL COULD HURT OUR OPERATIONS.

     We require highly skilled personnel to operate and provide technical services and support for our drilling units. To the extent demand for drilling services and the size of the worldwide industry fleet increase, shortages of qualified personnel could arise, creating upward pressure on wages.

GOVERNMENTAL LAWS AND REGULATIONS MAY ADD TO OUR COSTS OR LIMIT OUR DRILLING ACTIVITY.

     Our operations are affected from time to time in varying degrees by governmental laws and regulations. The drilling industry is dependent on demand for services from the oil and gas exploration industry and, accordingly, is affected by changing tax and other laws relating to the energy business generally. We may be required to make significant capital expenditures to comply with governmental laws and regulations. It is also possible that these laws and regulations may in the future add significantly to our operating costs or may significantly limit drilling activity.

COMPLIANCE WITH OR BREACH OF ENVIRONMENTAL LAWS CAN BE COSTLY AND COULD LIMIT OUR OPERATIONS.

     In the United States, regulations controlling the discharge of materials into the environment, requiring removal and cleanup of materials that may harm the environment or otherwise relating to the protection of the environment apply to some of our operations. For example, our company, as an operator of mobile offshore drilling units in navigable United States waters and some offshore areas, may be liable for damages and costs incurred in connection with oil spills for which we are held responsible. Laws and regulations protecting the environment have become more stringent in recent years, and may in some cases impose "strict liability," rendering a person liable for environmental damage without regard to negligence or fault on the part of that person. These laws and regulations may expose us to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on our financial position and results of operations.

OUR HOLDING COMPANY STRUCTURE RESULTS IN SUBSTANTIAL STRUCTURAL SUBORDINATION AND MAY AFFECT OUR ABILITY TO MAKE PAYMENTS ON THE DEBENTURES.

     The Debentures are obligations exclusively of our company. We are a holding company and, accordingly, substantially all operations are conducted by our subsidiaries. As a result, our cash flow and our ability to service our debt, including the Debentures, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

     Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the Debentures or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon their earnings and business considerations.

     Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the Debentures to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE IN CONTROL OFFER OR THE REPURCHASE REQUIRED BY THE INDENTURE.

     Upon the occurrence of certain specific kinds of change in control events and on the June 6, 2005, June 6, 2010 or June 6, 2015 purchase dates, holders of Debentures will have the right to require us to repurchase their Debentures. However, it is possible that we will not have sufficient funds at such time to make the required repurchase of Debentures or that restrictions in credit agreements that we may enter into or instruments governing other issuances or incurrences of indebtedness will not allow such repurchases. See "Description of the Debentures -- Repurchase Right" and "-- Change in Control."

WE ARE CONTROLLED BY A SOLE STOCKHOLDER, WHICH COULD RESULT IN POTENTIAL CONFLICTS OF INTEREST.

     Loews Corporation, which we refer to as Loews, beneficially owns 51.75% of our outstanding shares of common stock and is in a position to control actions that require the consent of stockholders, including the election of directors, amendment of our Restated Certificate of Incorporation and any merger or sale of substantially all of our assets. In addition, three officers of Loews serve on our Board of Directors. One of those, James S. Tisch, the Chief Executive Officer and Chairman of the Board of our company, is also a director of Loews. We have also entered into a services agreement and a registration rights agreement with Loews and we may in the future enter into other agreements with Loews.

     Loews and its subsidiaries (other than us) and we are generally engaged in businesses sufficiently different from each other as to make conflicts as to possible corporate opportunities unlikely. However, it is possible that Loews may in some circumstances be in direct or indirect competition with us, including competition with respect to certain business strategies and transactions that we may propose to undertake. In addition, potential conflicts of interest exist or could arise in the future for such directors with respect to a number of areas relating to the past and ongoing relationships of Loews and us, including tax and insurance matters, financial commitments and sales of common stock pursuant to registration rights or otherwise. Although the affected directors may abstain from voting on matters in which our interests and those of Loews are in conflict so as to avoid potential violations of their fiduciary duties to stockholders, the presence of potential or actual conflicts could affect the process or outcome of Board deliberations, and we have not adopted any policies, procedures or practices to reduce or avoid these conflicts. We cannot assure you that these conflicts of interest will not materially adversely affect us.

THE SALE OF SHARES AVAILABLE FOR FUTURE SALE COULD HURT OUR COMMON STOCK PRICE.

     Subject to some restrictions and applicable laws, Loews is free to sell any and all of the shares of our common stock that it owns. We cannot predict the effect, if any, that future sales of common stock, or the availability of common stock for future sale, may have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock or the perception that such sales might occur could adversely affect prevailing market prices for our common stock. In connection with the initial public offering of our common stock, we entered into a registration rights agreement with Loews that provides Loews with rights to have the shares of common stock owned by Loews registered by us under the Securities Act in order to permit the unrestricted public sale of such shares.

THERE IS CURRENTLY NO PUBLIC TRADING MARKET FOR THE DEBENTURES.

     The Debentures comprise a new issue of securities for which there is currently no public market. If the Debentures are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market for the Debentures does not develop, the liquidity and trading prices for the Debentures may be harmed. We do not currently intend to apply to list the Debentures on any securities exchange or public market.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale by the selling securityholders of the Debentures or the shares of common stock issuable upon conversion of the Debentures.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for each of the periods shown is as follows:

                                            SIX MONTHS           YEAR ENDED DECEMBER 31,
                                               ENDED       ------------------------------------
                                           JUNE 30, 2000   1999    1998    1997    1996    1995
                                           -------------   -----   -----   -----   -----   ----
Ratio of earnings to fixed charges.......       6.04       15.64   37.57   28.94   31.56   --(a)

---------------

(a) The deficiency in our earnings available for fixed charges for the year ended December 31, 1995 was approximately $13.8 million. Fixed charges for 1995 consisted solely of interest expense on notes payable to Loews. We repaid all of our indebtedness to Loews in connection with the initial public offering of our common stock in October 1995.

     We have computed the ratios of earnings to fixed charges shown above by dividing earnings available for fixed charges by fixed charges. For this purpose, "earnings available for fixed charges" consist of earnings before income taxes plus fixed charges less capitalized interest and undistributed equity in earnings (losses) of joint ventures. "Fixed charges" consist of interest expense, capitalized interest and the portion of rental expense that represents the interest factor.

                          DESCRIPTION OF COMMON STOCK

     Diamond Offshore Drilling, Inc. is a Delaware corporation. The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law, or DGCL, and our Restated Certificate of Incorporation. Our company is presently authorized to issue 500,000,000 shares of common stock, par value $0.01 per share.

     Subject to such preferential rights as may be granted by our Board of Directors in connection with the future issuance of our preferred stock, holders of common stock are entitled to one vote for each share held. Holders are not entitled to cumulative voting for the purpose of electing directors and have no preemptive or similar right to subscribe for, or to purchase, any shares of common stock or other securities we may issue in the future. Accordingly, the holders of more than 50% in voting power of the shares of common stock voting generally for the election of directors will be able to elect all of our directors. At August 30, 2000, Loews beneficially owned 51.75% of the outstanding shares of common stock and was in a position to control actions that require the consent of stockholders, including the election of directors, amendment of our Restated Certificate of Incorporation and any mergers or any sale of substantially all of our assets.

     Holders of shares of common stock have no exchange, conversion or preemptive rights and shares of common stock are not subject to redemption. All outstanding shares of common stock are, and upon issuance and full payment of the purchase price therefor the shares of common stock issuable upon conversion of the Debentures offered hereby will be, duly authorized, validly issued, fully paid and nonassessable. Subject to the prior rights, if any, of holders of any outstanding class or series of preferred stock having a preference in relation to the common stock as to distributions upon the dissolution, liquidation and winding-up of our company and as to dividends, holders of shares of common stock are entitled to share ratably in all assets of our company that remain after payment in full of all of our debts and liabilities, and to receive ratably such dividends, if any, as may be declared by our Board of Directors from time to time out of funds and other property legally available therefor.

     We are subject to Section 203 of the DGCL. In general, Section 203 will prevent an "interested stockholder," which is defined generally as a person owning 15% or more of a corporation's outstanding voting stock, of our company from engaging in a "business combination" with us for three years following the date that person became an interested stockholder, unless:

     - before that person became an interested stockholder, our Board of Directors approved the business combination in question, or the transaction which resulted in such person becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the interested stockholder becoming such, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of our company and by employee stock plans that do not provide employees with rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - following the transaction in which that person became an interested stockholder, the business combination is approved by our Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of not less than 66 2/3% of our outstanding voting stock not owned by the interested stockholder.

     Under Section 203, the restrictions described above do not apply to certain business combinations proposed by an interested stockholder following the announcement (or notification) of one of certain extraordinary transactions involving our company and a person who had not been an interested stockholder during the preceding three years or who became an interested stockholder with the approval of our Board of Directors, and which transactions are approved or not opposed by a majority of the members of our Board of Directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. Section 203 does not apply to Loews because it has been more than three years since Loews became an interested stockholder.

     Our common stock is listed on the New York Stock Exchange and trades under the symbol "DO."

     The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C., whose principal offices are located at 44 Wall Street, New York, New York 10005.

                         DESCRIPTION OF THE DEBENTURES

GENERAL

     The Debentures were issued under the Indenture between us and The Chase Manhattan Bank, as trustee, which consists of a base indenture dated as of February 4, 1997, which we refer to as the Base Indenture, as supplemented by a second supplemental indenture dated as of June 6, 2000 governing the Debentures, which we refer to as the Supplemental Indenture. We refer to the Base Indenture, as supplemented by the Supplemental Indenture, as the Indenture.

     The following summary of the material provisions of the Indenture and the registration rights agreement referred to below does not purport to be complete. We urge you to read the Indenture and the registration rights agreement, which you may obtain from us upon request. As used under this caption "Description of the Debentures," all references to our company or to us mean Diamond Offshore Drilling, Inc., excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

     The Debentures are general unsecured obligations of our company, will be limited to an aggregate principal amount at maturity of $805,000,000 and will mature on June 6, 2020. The Debentures will rank on a parity with all of our other unsecured and unsubordinated indebtedness.

     The Debentures are offered and sold at a discount from their value at maturity. We initially issued the Debentures in a private placement at a price to investors of $499.60 per Debenture. Over time, the amount payable on each Debenture will increase in value until it reaches its maturity value of $1,000 on June 6, 2020. The Debentures will be issued only in denominations of $1,000 and integral multiples of $1,000.

     You have the option to convert your Debentures into our common stock at any time prior to maturity, unless the Debentures have been previously redeemed or repurchased. The conversion rate is 8.6075 shares of common stock per Debenture. This is equivalent to an initial conversion price of $58.0425 per share of common stock based on the issue price of the Debentures. The conversion rate is subject to adjustment if certain events occur. Upon conversion, you will receive only shares of common stock. You will not receive any cash payment for the accrued original issue discount to the conversion date.

INTEREST

     We will not pay cash interest on the Debentures unless we elect to do so following a tax event as described below. You should be aware that accrued original issue discount must be included in your gross income for federal income tax purposes. Original issue discount is the difference between the issue price of $499.60 and the $1,000 redemption price of the Debenture at maturity.

REDEMPTION RIGHTS

     On or after June 6, 2005, we can redeem all or part of the Debentures at any time, upon not less than 15 nor more than 60 days' notice by mail to holders of Debentures, for a price equal to $499.60 per Debenture plus accrued original issue discount at a rate of 3.50% per annum compounded semi-annually to the date of redemption, on the basis of a 360-day year consisting of twelve 30-day months. We can also convert the Debentures to interest-bearing debentures upon the occurrence of certain tax events described below. See "-- Tax Event."

     The table below shows redemption prices of Debentures at June 6, 2005, at each following June 6 prior to maturity and at maturity on June 6, 2020. The prices reflect the accrued original issue discount calculated through each date. The redemption price of a Debenture redeemed between these dates would include an additional amount reflecting the additional original issue discount accrued since the immediately preceding date in the table to the actual redemption date.

                                                                                        (3)
                                              (1)                (2)             REDEMPTION PRICES
                                           DEBENTURE    ACCRUED ORIGINAL ISSUE   OF THE DEBENTURES
REDEMPTION DATE                           ISSUE PRICE     DISCOUNT AT 3.50%          (1) & (2)
---------------                           -----------   ----------------------   -----------------
June 6, 2005............................    $499.60            $ 94.65               $  594.25
June 6, 2006............................     499.60             115.63                  615.23
June 6, 2007............................     499.60             137.35                  636.95
June 6, 2008............................     499.60             159.84                  659.44
June 6, 2009............................     499.60             183.12                  682.72
June 6, 2010............................     499.60             207.22                  706.82
June 6, 2011............................     499.60             232.18                  731.78
June 6, 2012............................     499.60             258.02                  757.62
June 6, 2013............................     499.60             284.76                  784.36
June 6, 2014............................     499.60             312.46                  812.06
June 6, 2015............................     499.60             341.13                  840.73
June 6, 2016............................     499.60             370.81                  870.41
June 6, 2017............................     499.60             401.54                  901.14
June 6, 2018............................     499.60             433.36                  932.96
June 6, 2019............................     499.60             466.30                  965.90
At stated maturity......................     499.60             500.40                1,000.00

     From and after the date a tax event occurs and we elect to pay interest at 3.50% per year on the Debentures instead of accruing original issue discount, the principal amount for redemption will be restated, and will be calculated by adding the issue price and the original issue discount that had accrued up until the date on which we exercise the option to commence paying cash interest.

     If we decide to redeem fewer than all of the outstanding Debentures, the trustee will select the Debentures to be redeemed by the following methods:

     - by lot;

     - pro rata; or

     - by another method the trustee considers fair and appropriate.

     If the trustee selects a portion of your Debentures for partial redemption and you convert a portion of the same Debentures, the converted portion will be deemed to be from the portion selected for redemption. Each Debenture will be redeemed in whole.

CONVERSION RIGHTS

     You have the right to convert the Debentures into our common stock. You may convert a Debenture into shares of common stock at any time until the close of business on the last business day prior to June 6, 2020. If a Debenture has been called for redemption, you will be entitled to convert the Debenture until the close of business on the business day immediately preceding the date of redemption. You may convert fewer than all of your Debentures.

     The initial conversion rate is 8.6075 shares of common stock for each Debenture. This is equivalent to an initial conversion price of $58.0425 per share of common stock based on the issue price of the Debentures. You will not receive any cash payment representing accrued original issue discount upon conversion of a Debenture. Instead, upon conversion we will deliver to you a fixed number of shares of common stock and any cash payment to account for fractional shares. The cash payment for fractional shares will be based on the closing price of the shares of common stock on the trading day immediately prior to the conversion date. Delivery of shares of common stock will be deemed to satisfy our obligation to pay the principal amount of the Debenture and accrued original issue discount. Accrued original issue discount will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion ratio to account for the accrued original issue discount.

     The conversion rate will be subject to adjustment upon the following events:

     - issuance of shares of common stock as a dividend or distribution on the shares of common stock;

     - subdivision or combination of the outstanding shares of common stock;

     - issuance to all stockholders of rights or warrants that allow the holders to purchase shares of common stock at less than the current market price;

     - distribution to all stockholders of debt or other assets but excluding distributions of rights and warrants described above and all-cash distributions;

     - the distribution to all or substantially all stockholders of all-cash distributions in an aggregate amount that together with (1) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for shares of common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (2) all other all-cash distributions to all or substantially all stockholders made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 12.5% of the market capitalization of our shares of common stock on the business day immediately preceding the day on which we declare such distribution; and

     - the purchase of shares of common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that together with (1) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for shares of common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (2) all-cash distributions to all or substantially all stockholders made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 12.5% of the market capitalization of our shares of common stock on the expiration date of such tender offer.

     If we were to adopt a stockholders rights plan under which we issue rights providing that each share of common stock issued upon conversion of the Debentures at any time prior to the distribution of separate certificates representing such rights will be entitled to receive such rights, there shall not be any adjustment to the conversion rate as a result of:

     - the issuance of the rights;

     - the distribution of separate certificates representing the rights;

     - the exercise or redemption of such rights in accordance with any rights agreement; or

     - the termination or invalidation of the rights.

     We may increase the conversion rate as permitted by law for at least 20 days, so long as the increase is irrevocable during the period. We are not required to adjust the conversion rate until adjustments greater than 1% have occurred.

     If you submit your Debentures for conversion after we have elected to exercise our option to pay interest instead of accruing original issue discount between a record date and the opening of business on the next interest payment date (except for Debentures called for redemption on a redemption date occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), you must pay funds equal to the interest payable on the converted principal amount.

REPURCHASE RIGHT

     You have the right to require us to repurchase the Debentures on June 6, 2005, June 6, 2010 and June 6, 2015. We will be required to repurchase any outstanding Debenture for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related Debentures. Our repurchase obligation will be subject to certain additional conditions. Also, our ability to satisfy our repurchase obligations may be affected by the factors described in "Risk Factors" under the caption "We may not have the ability to raise the funds necessary to finance the change in control offer or the repurchase required by the Indenture."

     The repurchase price payable will be equal to the issue price plus accrued original issue discount through the repurchase date. The table below shows the repurchase prices of a Debenture as of each of the repurchase dates.

REPURCHASE DATE                                         REPURCHASE PRICE
---------------                                         ----------------
June 6, 2005.........................................       $594.25
June 6, 2010.........................................        706.82
June 6, 2015.........................................        840.73

     We may, at our option, elect to pay the repurchase price in cash or shares of common stock, or any combination thereof. For a discussion of the tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see "Certain United States Federal Income Tax Considerations -- U.S. Holders -- Sale, Exchange or Retirement of the Debentures."

     If we have previously exercised our option to pay interest instead of accruing original issue discount on the Debentures following a tax event, the repurchase price will be equal to the restated principal amount plus the accrued and unpaid interest that accrued from the date we exercise our option. See
"-- Tax Event."

     We will be required to give notice on a date not less than 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

     - whether we will pay the repurchase price of the Debentures in cash or shares of common stock or any combination thereof, and specifying the percentages of each;

     - if we elect to pay in shares of common stock the method of calculating the market price of the common stock; and

     - the procedures that holders must follow to require us to repurchase their Debentures.

     Your notice electing to require us to repurchase your Debentures must state:

     - if certificated Debentures have been issued, the Debenture certificate numbers, or if not, must comply with appropriate procedures of The Depository Trust Company, or DTC;

     - the portion of the principal amount at maturity of your Debentures to be repurchased, in multiples of $1,000;

     - that the Debentures are to be repurchased by us pursuant to the applicable provisions of the Indenture; and

     - in the event we elect, pursuant to the notice that we are required to give, to pay the repurchase price in shares of common stock, in whole or in part, but the repurchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the repurchase price or portion of the repurchase price in shares of common stock is not satisfied prior to the close of business on the repurchase date, as described below, whether the holder elects:

      1. to withdraw the repurchase notice as to some or all of the Debentures to which it relates; or

      2. to receive cash in respect of the entire repurchase price for all Debentures or portions of Debentures subject to such repurchase notice.

     If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire repurchase price for all Debentures subject to the repurchase notice in these circumstances. For a discussion of the tax treatment of a holder receiving cash instead of shares of common stock, see "Certain United States Federal Income Tax
Considerations -- U.S. Holders -- Sale, Exchange or Retirement of the
Debentures."

     You may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal must state:

     - the principal amount at maturity of the withdrawn Debentures;

     - if certificated Debentures have been issued, the certificate numbers of the withdrawn Debentures, or if not, must comply with appropriate DTC procedures; and

     - the principal amount at maturity, if any, of your Debentures that remain subject to the repurchase notice.

     If we elect to pay the repurchase price, in whole or in part, in shares of common stock, the number of shares to be delivered by us will be equal to the portion of the repurchase price to be paid in shares of common stock divided by the market price of one share of common stock as determined by us in our repurchase notice. We will pay cash based on the market price for all fractional shares in the event we elect to deliver shares of common stock in payment, in whole or in part, of the repurchase price.

     The "market price" means the average of the sale prices of the shares of common stock for the five trading day period ending on the third business day prior to the applicable repurchase date (if the third business day prior to the applicable repurchase date is a trading day, or if not, then on the last trading day prior to), appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading day period and ending on such repurchase date, of certain events that would result in an adjustment of the conversion rate with respect to the shares of common stock.

     The "sale price" of the common stock on any date means the closing sale price per share of common stock (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System.

     Because the market price of the common stock is determined prior to the applicable repurchase date, holders of Debentures bear the market risk with respect to the value of the common stock to be received from the date such market price is determined to such repurchase date. We may pay the repurchase price or any portion of the repurchase price in shares of common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

     Upon determination of the actual number of shares of common stock in accordance with the foregoing provisions, we will publish such information on our Web site on the World Wide Web or through such other public medium as we may use at that time.

     Our right to repurchase Debentures, in whole or in part, with shares of common stock is subject to our satisfying various conditions, including:

     - the registration of the shares of common stock under the Securities Act and the Exchange Act, if required; and

     - any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

     If such conditions are not satisfied with respect to a holder prior to the close of business on the repurchase date, we will pay the repurchase price of the Debentures of the holder entirely in cash. See "Certain United States Federal Income Tax Considerations -- U.S. Holders -- Sale, Exchange or Retirement of the Debentures." We may not change the form or components or percentages of components of consideration to be paid for the Debentures once we have given the notice that we are required to give to holders of Debentures, except as described in the first sentence of this paragraph.

     Our ability to repurchase Debentures with cash may be limited by the terms of our then existing borrowing agreements. The Indenture will prohibit us from repurchasing Debentures for cash in connection with the holders' repurchase right if any event of default under the Indenture has occurred and is continuing, except a default in the payment of the repurchase price with respect to the Debentures.

     A holder must either effect book-entry transfer or deliver the Debentures to be repurchased, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. You will receive payment in cash on the repurchase date or the time of book-entry transfer or the delivery of the Debenture. If the paying agent holds money or securities sufficient to pay the repurchase price of the Debenture on the business day following the repurchase date, then:

     - the Debenture will cease to be outstanding;

     - original issue discount (or, if the Debentures have been converted to interest-bearing debentures following a tax event, interest) will cease to accrue; and

     - all other rights of the holder will terminate.

     This will be the case whether or not book-entry transfer of the Debenture is made or whether or not the Debenture is delivered to the paying agent.

     We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time. We will file Schedule TO or any other schedule required in connection with any offer by us to repurchase the Debentures at your option.

TAX EVENT

     We have the option to convert the Debentures to interest-bearing debentures on a tax event. From and after the date a tax event occurs, we may elect to pay interest at 3.50% per year on the Debentures instead of accruing original issue discount. The principal amount, which will be restated, will be calculated by adding the issue price and the original issue discount that had accrued up until the date on which we exercise the option. This restated principal amount will be the amount due at maturity. If we elect this option, interest will be based on a 360-day year comprised of twelve 30-day months. Interest will accrue from the option exercise date and will be payable semi-annually on June 6 to holders of record on the immediately preceding May 23 and on December 6 to holders of record on the immediately preceding November 22.

     A tax event occurs when we receive an opinion from an experienced independent tax counsel stating that, as a result of:

     - any amendment, change or announced prospective change in the laws or regulations of the United States or any political subdivisions or taxing authorities of the United States; or

     - any amendment, change, interpretation or application of the laws or regulations by any legislative body, court, government agency or regulatory authority;

there is more than an insubstantial risk that interest, including original issue discount, payable on the Debentures either:

     - would not be deductible by us on a current accrual basis; or

     - would not be deductible by us under any other method,

in whole or in part, for United States federal income tax purposes.

AMOUNT PAYABLE ON ACCELERATION

     If there is an event of default under the Indenture, the trustee or the holders of at least 25% in principal amount of the Debentures then outstanding may declare the issue price plus accrued original issue discount on the outstanding Debentures immediately due and payable. If we exercise our option to pay interest instead of accruing original issue discount on the Debentures following a tax event, the declaration of acceleration referred to above will make the restated principal amount plus accrued and unpaid interest immediately payable.

CHANGE IN CONTROL

     If we undergo a change in control, you will have the option to require us to purchase your Debentures 35 business days after the change in control. We will pay a purchase price equal to the issue price plus accrued original issue discount through the purchase date or, if applicable, the restated principal amount plus accrued and unpaid interest to the date of purchase. You may require us to purchase all or any part of the Debentures so long as the principal amount at maturity of the Debentures being purchased is an integral multiple of $1,000.

     A change in control occurs in the following situations:

     - any person or group after the first issuance of Debentures becomes the beneficial owner of our voting stock representing more than 50% of the total voting power of all of our classes of voting stock entitled to vote generally in the election of the members of our board of directors (but specifically excluding Loews and its subsidiaries); or

     - we consolidate with or merge with or into another person (other than a Subsidiary), we sell, convey, transfer or lease our properties and assets substantially as an entirety to any person (other than a Subsidiary), or any person (other than a Subsidiary) consolidates with or merges with or into our company, and our outstanding common stock is reclassified into, exchanged for or converted into the right to receive any other property or security, provided that none of these circumstances will be a change in control if the persons that beneficially own our voting stock immediately prior to a transaction beneficially own, in substantially the same proportion, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person's board of directors;

unless, in each case, at least 50% of the consideration, other than cash payments for fractional shares, consists of shares of voting common stock of the person that are, or upon issuance will be, traded on a national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States.

     You must deliver a written notice to the paying agent prior to the close of business on the business day prior to the date on which the Debentures are to be purchased to exercise the repurchase right upon a change in control. This notice must specify the Debentures submitted for repurchase. You may withdraw the notice by delivering a written notice of withdrawal to the paying agent before the same date.

     Within 15 business days after a change in control, we will publish and mail to the trustee and to each holder of the Debentures a written notice of the change in control that specifies the terms and conditions and the procedures required for exercise of holders' rights to require us to purchase Debentures.

     If we have previously exercised our option to pay interest instead of accruing original issue discount on the Debentures following a tax event, we will purchase the Debentures at a cash price equal to the restated principal amount plus accrued and unpaid interest that has accrued from the date we exercised our option. See "-- Tax Event."

     For purposes of defining a change of control:

     - the term "person" and the term "group" have the meanings given by Sections 13(d) and 14(d) of the Exchange Act or any successor provisions;

     - the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision; and

     - the term "beneficial owner" is determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provision, except that a person will be deemed to have beneficial ownership of all shares that person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time.

BOOK-ENTRY SYSTEM

     The Debentures are represented by one or more global securities, each of which we refer to as a Global Security. Each Global Security is deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Except under circumstances described below, the Debentures will not be issued in definitive form.

     DTC maintains records in its book-entry registration and transfer system of the accounts of the beneficial owners of the Debentures represented by the Global Security. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by that Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debentures represented by that Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debentures in definitive form and will not be considered the owners or holders thereof under the Indenture. Principal and interest payments, if any, on Debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant Global Security. Neither our company, the trustee, any paying agent or the registrar for the Debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant Global Security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue Debentures in definitive form in exchange for the entire Global Security for the Debentures. In addition, we may at any time and in our sole discretion determine not to have Debentures represented by a Global Security and, in such event, will issue Debentures in definitive form in exchange for the entire Global Security relating to such Debentures. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debentures represented by such Global Security equal in principal amount to such beneficial interest and to have such Debentures registered in its name. Debentures so issued in definitive form will be issued as registered Debentures in denominations of $1,000 and integral multiples thereof (or if the Debentures have been converted to interest-bearing debentures following a tax event, the restated principal amount), unless otherwise specified by us.

     The principal of, any premium on and any interest on the Debentures will be payable, and the Debentures will be transferable, at the corporate trust office of the trustee specified in the Indenture, provided that payment of interest, if any, may be made at our option by check mailed on or before the payment date, first class mail, to the address of the person entitled thereto as it appears on the registry books of our company or our agent. No service charge will be made for any transfer or exchange of any Debentures, but we may, except in certain specified cases not involving any transfer, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Indenture provides that we may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, unless:

     - the successor or transferee entity is a corporation or partnership organized under the laws of the United States or any State or the District of Columbia;

     - the successor or transferee entity, if other than us, expressly assumes by a supplemental indenture executed and delivered to the trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of, any premium on and any interest on, all the outstanding Debentures and the performance of every covenant in the Indenture to be performed or observed by us and provides for conversion rights in accordance with applicable provisions of the Indenture;

     - immediately after giving effect to the transaction, no Event of Default, as defined in the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

     - we have delivered to the trustee an officers' certificate and an opinion of counsel, each in the form required by the Indenture and stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction.

     In case of any such consolidation, merger, conveyance or transfer, the successor entity will succeed to and be substituted for us as obligor on the Debentures, with the same effect as if it had been named in the Indenture as our company.

COVENANTS

     The Indenture contains certain covenants that will be applicable (unless waived or amended) so long as any of the Debentures are outstanding.

     In the following discussion, when we refer to our "drilling rigs and drillship," we mean any drilling rig or drillship (or the stock or indebtedness of any Subsidiary owning such a drilling rig or drillship) that we or one of our Subsidiaries leases as lessee, or owns greater than a 50% interest in, that our Board of Directors deems of material importance to us and that has a net book value greater than 2% of Consolidated Net Tangible Assets. When we refer to "Consolidated Net Tangible Assets," we mean the total amount of our assets (less reserves and other properly deductible items) after deducting current liabilities (other than those that are extendable at our option to a date more than 12 months after the date the amount is determined), goodwill and other intangible assets shown in our most recent consolidated balance sheet prepared in accordance with generally accepted accounting principles.

     Limitation on Liens. In the Indenture, we have agreed that we will not create, assume or allow to exist any debt secured by a lien upon any of our drilling rigs or drillship, unless we secure the Debentures equally and ratably with the debt secured by the lien. This covenant has exceptions that permit:

     - liens already existing on the date the Debentures are issued;

     - liens on property existing at the time we acquire the property or liens on property of a corporation or other entity at the time it becomes a Subsidiary;

     - liens securing debt incurred to finance the acquisition, completion of construction and commencement of commercial operation, alteration, repair or improvement of any property, if the debt was incurred prior to, at the time of or within 12 months after that event, and to the extent that debt is in excess of the purchase price or cost, recourse on the debt is only against that property;

     - liens securing intercompany debt;

     - liens in favor of a governmental entity to secure either:

       1. payments under any contract or statute; or

       2. industrial development, pollution control or similar indebtedness;

     - liens imposed by law such as mechanic's or workmen's liens;

     - governmental liens under contracts for the sale of products or services;

     - liens under workers compensation laws or similar legislation;

     - liens in connection with legal proceedings or securing taxes or assessments;

     - good faith deposits in connection with bids, tenders, contracts or leases;

     - deposits made in connection with maintaining self-insurance, to obtain the benefits of laws, regulations or arrangements relating to unemployment insurance, old age pensions, social security or similar matters or to secure surety, appeal or customs bonds; and

     - any extensions, renewals or replacements of the above-described liens if both:

       1. the amount of debt secured by the new lien does not exceed the amount of debt secured, plus any additional debt used to complete the project, if applicable; and

       2. the new lien is limited to all or a part of the property (plus any improvements) secured by the original lien.

     In addition, without securing the Debentures as described above, we may create, assume or allow to exist secured debt that this covenant would otherwise restrict in an aggregate amount that does not exceed a "basket" equal to 10% of our Consolidated Net Tangible Assets. When determining whether secured debt is permitted by this exception, we must include in the calculation of the "basket" amount all of our other secured debt that this covenant would otherwise restrict and the present value of lease payments in connection with sale and lease-back transactions that would be prohibited by the "Limitation on Sale and Lease-Back Transactions" covenant described below if this exception did not apply.

     Limitation on Sale and Lease-Back Transactions. We have agreed that we will not enter into a sale and lease-back transaction covering any drilling rig or drillship, unless one of the following applies:

     - we could incur debt secured by the leased property in an amount at least equal to the present value of the lease payments in connection with that sale and lease-back transaction without violating the "Limitation on Liens" covenant described above; or

     - within six months of the effective date of the sale and lease-back transaction, we apply an amount equal to the present value of the lease payments in connection with the sale and lease-back transaction to either:

       1. the acquisition of any drilling rig or drillship; or

       2. the retirement (including by redemption, defeasement, repurchase or otherwise) of long-term debt or other debt maturing more than one year after its creation, in each case ranking equally with the Debentures.

     When we use the term "sale and lease-back transaction," we mean any arrangement by which we sell or transfer to any person any drilling rig or drillship that we then lease back from them. This term excludes leases shorter than five years, intercompany leases, leases executed within 12 months of the acquisition, construction, improvement or commencement of commercial operation of the drilling rig or drillship, and arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954 (which permitted the lessor to recognize depreciation on the property).

LIMITATIONS OF CLAIMS IN BANKRUPTCY

     If a bankruptcy proceeding is commenced in respect of our company, the claim of the holder of a Debenture is, under Title 11 of the United States Code, limited to the original issue price of the Debenture plus that portion of the original issue discount that has accrued from the issue date to the commencement of the proceeding. In addition, the holders of the Debentures will be effectively subordinated to the indebtedness and other obligations of our company's subsidiaries.

EVENTS OF DEFAULT; WAIVER AND NOTICE THEREOF

     An Event of Default is defined in the Indenture as:

          (a) default for 30 days in payment of any interest on the Debentures (after conversion of the Debentures to interest-bearing debentures following a tax event) or in payment of any Additional Interest under the registration rights agreement;

          (b) default in payment of principal of or any premium on the Debentures at maturity (or, if the Debentures have been converted to interest-bearing debentures following a tax event, the restated principal amount), issue price, accrued original issue discount, redemption price, repurchase price or change in control price, when the same becomes due and payable;

          (c) default in the payment (after any applicable grace period) of any indebtedness for money borrowed by our company or a Subsidiary in excess of $25.0 million principal amount (excluding such indebtedness of any Subsidiary other than a Significant Subsidiary, all the indebtedness of which Subsidiary is nonrecourse to our company or any other Subsidiary) or default on such indebtedness that results in the acceleration of such indebtedness prior to its express maturity, if such indebtedness is not discharged, or such acceleration is not annulled, by the end of a period of 10 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding Debentures;

          (d) default by us in the performance of any other covenant contained in the Indenture for the benefit of the Debentures that has not been remedied by the end of a period of 60 days after notice is given as specified in the Indenture; and

          (e) certain events of bankruptcy, insolvency and reorganization of our company or a Significant Subsidiary.

     When we refer to a "Significant Subsidiary," we mean any Subsidiary, the Net Worth of which represents more than 10% of the Consolidated Net Worth of our company and our Subsidiaries. The terms "Subsidiary," "Net Worth" and "Consolidated Net Worth" are defined in the Indenture.

     The Indenture provides that:

     - if an Event of Default described in clause (a), (b), (c) or (d) above (if the Event of Default under clause (d) is with respect to less than all series of debt securities issued under the Base Indenture and then outstanding) has occurred and is continuing with respect to a series of debt securities issued under the Base Indenture and then outstanding, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding (each such series acting as a separate class) may declare the principal (or, in the case of the Debentures, the portion thereof that represents the issue price plus the accrued original issue discount where we have not previously elected to pay interest in cash or, if the Debentures have been converted to interest-bearing debentures following a tax event, the restated principal amount plus accrued and unpaid interest) of the debt securities of the affected series and the interest accrued thereon, if any, to be due and payable immediately; and

     - if an Event of Default described in clause (d) above (if the Event of Default under clause (d) is with respect to all series of debt securities issued under the Base Indenture and then outstanding) has occurred and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of all debt securities issued under the Base Indenture and then outstanding (treated as one class) may declare the principal (or, in the case of the Debentures, the portion thereof that represents the issue price plus the accrued original issue discount where we have not previously elected to pay interest in cash or, if the Debentures have been converted to interest-bearing debentures following a tax event, the restated principal amount plus accrued and unpaid interest) of all debt securities issued under the Base Indenture and then outstanding and the interest accrued thereon, if any, to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, any premium on or any interest on, such debt securities and in compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding. If an Event of Default described in clause (e) occurs and is continuing, then the principal amount (or, in the case of debt securities originally issued at a discount, including the Debentures, such portion of the principal amount that represents the issue price plus the accrued original issue discount where we have not previously elected to pay interest in cash or, if the Debentures have been converted to interest-bearing debentures following a tax event, the restated principal amount plus accrued and unpaid interest) of all the debt securities issued under the Base Indenture and then outstanding and all accrued interest thereon shall become and be due and payable immediately, without any declaration or other act by the trustee or any other holder.

     Under the Indenture the trustee must give to the holders of Debentures notice of all uncured defaults known to it with respect to the Debentures within 90 days after such a default occurs (the term default to include the events specified above without notice or grace periods); provided that, except in the case of default in the payment of principal of, any premium on or any interest on any of the Debentures, or default in the payment of any sinking or purchase fund installment or analogous obligations, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Debentures.

     No holder of any Debentures may institute any action under the Indenture unless:

     - such holder has given the trustee written notice of a continuing Event of Default with respect to the Debentures;

     - the holders of not less than 25% in aggregate principal amount of the Debentures then outstanding have requested the trustee to institute proceedings in respect of such Event of Default;

     - such holder or holders have offered the trustee such reasonable indemnity as the trustee may require;

     - the trustee has failed to institute an action for 60 days thereafter; and

     - no inconsistent direction has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of Debentures.

     The holders of a majority in aggregate principal amount of the Debentures affected and then outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Debentures. The Indenture provides that, if an Event of Default occurs and is continuing, the trustee, in exercising its rights and powers under the Indenture, will be required to use the degree of care of a prudent man in the conduct of his own affairs. The Indenture further provides that the trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Indenture unless it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is reasonably assured to it.

     We must furnish to the trustee within 120 days after the end of each fiscal year a statement signed by one of certain officers of our company to the effect that a review of our activities during such year and of our performance under the Indenture and the terms of the Debentures has been made, and, to the best of the knowledge of the signatories based on such review, we have complied with all conditions and covenants of the Indenture or, if we are in default, specifying such default.

     For the purposes of determining whether the holders of the requisite principal amount of Debentures have taken any action herein described, the principal amount of Debentures will be deemed to be the portion of such principal amount that would be due and payable at the time of the taking of such action upon a declaration of acceleration of maturity thereof.

MODIFICATION OF THE INDENTURE

     We and the trustee may, without the consent of the holders of the debt securities issued under the Base Indenture, enter into supplemental indentures for, among others, one or more of the following purposes:

     - to evidence the succession of another corporation to our company, and the assumption by such successor of our obligations under the Indenture and the debt securities of any series;

     - to add covenants of our company, or surrender any rights of our company, for the benefit of the holders of debt securities of any or all series;

     - to cure any ambiguity, omission, defect or inconsistency in such Indenture;

     - to establish the form or terms of any series of debt securities, including any subordinated securities;

     - to evidence and provide for the acceptance of any successor trustee with respect to one or more series of debt securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with such Indenture; and

     - to provide any additional Events of Default.

     With certain exceptions, the Indenture or the rights of the holders of the Debentures may be modified by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the Debentures then outstanding, but no such modification may be made without the consent of the holder of each outstanding Debenture affected thereby that would:

     - change the maturity of any payment of principal of, or any premium on, or any installment of interest on any Debenture, or reduce the principal amount thereof or the accrual amount for original issue discount, or if applicable the rate of cash payment interest or any premium thereon, or change the method of computing the amount of principal thereof or the accrual amount for original issue discount, or if applicable the rate of cash payment interest thereon on any date or change any place of payment where, or the coin or currency in which, any Debenture or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be) or adversely affect the conversion or repurchase provisions in the Indenture;

     - reduce the percentage in principal amount of the outstanding Debentures, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture; or

     - modify any of the provisions of certain sections of the Indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Debenture affected thereby.

DISCHARGE OF THE INDENTURE

     We may satisfy and discharge our obligations under the Indenture by delivering to the trustee for cancellation all outstanding Debentures or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the Debentures have become due and payable, whether at stated maturity, or any redemption date, or any repurchase date, or a change in control purchase date, or upon conversion or otherwise, cash or common stock (as applicable under the terms of the Indenture) sufficient to pay all of the outstanding Debentures and paying all other sums payable under the Indenture by our company.

GOVERNING LAW

     The Indenture and the Debentures will be governed by and construed in accordance with the laws of the State of New York.

REGISTRATION RIGHTS

     We have agreed pursuant to a registration rights agreement with the initial purchaser, for the benefit of the holders of the Debentures and the common stock issuable upon the conversion thereof, to, at our cost:

     - use our reasonable best efforts to file, as promptly as practicable, a registration statement on an appropriate form, which we refer to as the Shelf Registration Statement, covering resales of the Debentures and the common stock issuable upon their conversion, which we refer to as the Registrable Securities, pursuant to Rule 415 under the Securities Act;

     - use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act as promptly as practicable, but no later than 180 days after the first date of initial issuance of the Debentures; and

     - use our reasonable best efforts to keep the Shelf Registration Statement effective after its effective date until the date which is the earlier of:

       1. the second anniversary of the effective date of the registration statement; and

       2. such time as all of the Registrable Securities have been sold pursuant to the Shelf Registration Statement, transferred pursuant to Rule 144 under the Securities Act or are eligible for sale pursuant to Rule 144(k) under the Securities Act or any successor rule or regulation thereto.

Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus that is part of the Shelf Registration Statement for a period not to exceed 30 days in any three-month period and 90 days in the aggregate for all periods in any 12-month period, if we determine in good faith that it is in the best interest of our company to suspend such use of the prospectus and we provide the registered holders with written notice of such suspension. This prospectus is a part of the Shelf Registration Statement.

     We will, among other things, provide to each holder for whom the Shelf Registration Statement was filed copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit resales of the Debentures and the common stock issuable upon the conversion thereof by such holders to third parties pursuant to the Shelf Registration Statement. A beneficial holder selling such securities pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder, including certain indemnification obligations.

     In the registration rights agreement, we agreed that if:

     - on or prior to the 90th day after the first date of original issuance of the Debentures, the Shelf Registration Statement has not been filed with the SEC;

     - on or prior to the 180th day after the first date of original issuance of the Debentures, the Shelf Registration Statement has not been declared effective by the SEC; or

     - after the Shelf Registration Statement has been declared effective, the Shelf Registration Statement ceases to be effective or usable (subject to certain exceptions described in the registration rights agreement) in connection with resales of Debentures and the common stock issuable upon the conversion thereof in accordance with and during the periods specified in the registration rights agreement

(we refer to each event referred to in the three bullets above as a Registration Default), additional interest, which we refer to as Additional Interest, will accrue on the Debentures and/or any shares of common stock into which any Debentures had been converted previously, that are, in each case, transfer restricted securities, from and including the date on which any such Registration Default shall occur to, but excluding, the date on which all Registration Defaults have been cured, at the rate of 0.25% per annum for failure to timely file the Shelf Registration Statement and 0.50% per annum otherwise. The applicable Additional Interest will be calculated on the aggregate principal amount of the outstanding transfer restricted Debentures and, if applicable, the aggregate applicable conversion price of any issued and outstanding transfer restricted shares of common stock into which any debentures have been converted previously, and we will pay Additional Interest as it accrues in cash on each June 6 and December 6. The term "applicable conversion price" refers to the original issue price of a Debenture plus accrued original issue discount to the date of calculation divided by the conversion rate as then in effect. Payment of Additional Interest constitutes liquidated damages and is the sole remedy of investors in the case of Registration Defaults, and we will have no other liabilities with respect to our registration obligations for which Additional Interest is provided.

     This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available from us upon request.

                            SELLING SECURITYHOLDERS

     We originally issued the Debentures in a private placement. The Debentures were resold by the initial purchaser to qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. The Debentures and the shares of common stock issuable upon conversion thereof, or conversion shares, that may be offered pursuant to this prospectus will be offered by the selling securityholders, which includes their transferees, pledgees or donees or their successors. The following table sets forth certain information concerning the principal amount of Debentures beneficially owned by each selling securityholder and the number of conversion shares that may be offered from time to time pursuant to this prospectus.

     The number of conversion shares shown in the table below assumes conversion of the full amount of Debentures held by such holder at the initial conversion rate of 8.6075 shares per $1,000 principal amount at maturity of Debentures. This conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the Debentures may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the

Debentures. Cash will be paid instead of fractional shares, if any. As of August 30, 2000, we had 135,445,277 shares of common stock outstanding.

                                                    PRINCIPAL AMOUNT AT                      NUMBER OF
                                                   MATURITY OF DEBENTURES   PERCENTAGE OF   CONVERSION
                                                     BENEFICIALLY OWNED      DEBENTURES     SHARES THAT
NAME                                                  THAT MAY BE SOLD       OUTSTANDING    MAY BE SOLD
----                                               ----------------------   -------------   -----------
LibertyView Funds L.P............................       $  5,000,000             0.62%          43,037
Kentfield Trading, Ltd...........................         10,450,000             1.30           89,948
St. Thomas Trading, Ltd..........................            550,000             0.07            4,734
Bear, Stearns & Co. Inc. ........................          5,000,000             0.62           43,037
White River Securities L.L.C.....................          5,000,000             0.62           43,037
SG Cowen Securities Corporation..................          8,000,000             0.99           68,860
Spear, Leeds & Kellogg...........................          1,000,000             0.12            8,607
Deutsche Bank Securities Inc. ...................          9,000,000             1.12           77,467
Highbridge International LLC.....................         11,984,000             1.49          103,152
Argent Classic Convertible Arbitrage Fund
  (Bermuda) L.P..................................         37,000,000             4.60          318,477
Jersey (IMA) Ltd.................................          1,750,000             0.22           15,063
LibertyView Funds L.P............................          5,250,000             0.65           45,189
Deephaven Domestic Convertible Trading Ltd.......         10,000,000             1.24           86,075
Argent Classic Convertible Arbitrage Fund L.P....         15,000,000             1.86          129,112
Lydian Overseas Partners Master Fund.............         39,000,000             4.84          335,692
BBT Fund, L.P....................................         25,000,000             3.11          215,187
Any other holder of Debentures or future
  transferee from any such holder(1).............        616,016,000            76.53        5,302,357
                                                        ------------           ------        ---------
Total............................................       $805,000,000           100.00%       6,929,031(2)
                                                        ============           ======        =========

---------------

(1) Information concerning other selling holders of Debentures will be set forth in prospectus supplements from time to time, if required.

(2) The conversion shares do not total 6,929,038 shares due to rounding resulting from the elimination of fractional shares.

     The preceding table has been prepared based upon the information furnished to us by the selling securityholders named above.

     None of the selling securityholders has had any position, office or other material relationship with us or our affiliates within the past three years.

     The selling securityholders identified above may have sold, transferred or otherwise disposed of some or all of their Debentures since the date on which the information in the preceding table is presented in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and, if necessary, we will supplement this prospectus accordingly. We cannot give an estimate as to the amount of the Debentures or conversion shares that will be held by the selling securityholders upon the termination of this offering because the selling securityholders may offer some or all of their Debentures or conversion shares pursuant to the offering contemplated by this prospectus. See "Plan of Distribution."

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Debentures or common stock to purchasers of the Debentures who are U.S. holders (as described below), and the material U.S. federal income and estate tax consequences relating to the purchase, ownership and disposition of the Debentures or shares of common stock to purchasers who are non-U.S. holders (as described below). It does not contain a complete analysis of all the potential tax considerations relating thereto. In particular, this discussion does not address all tax considerations that may be important to you in light of your particular circumstances (such as the alternative minimum tax provisions) or if you are subject to special treatment under the federal income tax laws. Special rules may apply, for instance, to banks, thrifts, insurance companies, dealers in securities, tax-exempt entities, persons who hold Debentures or shares of common stock as part of a hedge, conversion or straddle, constructive sale or other risk reduction transactions, persons who have ceased to be United States citizens or to be taxed as resident aliens or persons who hold Debentures or shares of common stock through a partnership or similar pass-through entity. Except as specifically provided below, this discussion also does not address the effect of federal estate and gift tax or the tax consequences arising under the laws of any state, local or foreign jurisdiction.

     This discussion is limited to holders of Debentures who hold the Debentures or any shares of common stock into which the Debentures are converted as "capital assets" (in, general, assets held for investment).

     This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to different interpretations or to change, possibly with retroactive effect. We cannot assure you that the Internal Revenue Service, or the IRS, will not challenge one or more of the tax results described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the Debentures or shares of common stock.

     PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING, HOLDING, CONVERTING OR OTHERWISE DISPOSING OF THE DEBENTURES AND SHARES OF COMMON STOCK, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS.

U.S. HOLDERS

     You are a U.S. holder for purposes of this discussion if, for U.S. federal income tax law purposes, you are a holder of a Debenture or a share of common stock who or that is:

     - a citizen or resident of the United States;

     - a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

     Original Issue Discount on the Debentures. The Debentures were issued at a substantial discount from their principal amount. For federal income tax purposes, the excess of the principal amount of each Debenture over its "issue price" (namely, the first price at which a substantial portion of the Debentures were sold to investors (not including sales to underwriters or placement agents)) constitutes original issue discount, or OID. You will be required to include OID in income as it accrues, in accordance with a constant yield method, before receipt of the cash or other payment attributable to such income, regardless of your regular method of accounting for U.S. federal income tax purposes. Under these rules, you will have to include in gross income increasingly greater amounts of OID in each successive accrual period. Your original tax basis for determining gain or loss on the sale or other disposition of a Debenture will be increased by any accrued OID included in your gross income.

     Acquisition Premium on the Debentures. If you acquired a Debenture for an amount that exceeded the then adjusted issue price of the Debentures (namely, the issue price plus the amount of OID that accrued on the Debentures prior to the date of your purchase), then you will be considered to have paid an "acquisition premium." In that event, you will be entitled to reduce the amount of OID otherwise includible in your income with respect to the Debenture for any taxable year by the portion of the acquisition premium properly allocable to such year utilizing, absent a special election, the straight-line method.

     Market Discount on the Debentures. If you acquired a Debenture for an amount that was less than the adjusted issue price of the Debentures and if such difference exceeds a statutory de minimis amount, then you will be considered to have acquired the Debenture at a "market discount." In that event, any gain recognized on a subsequent disposition of the Debenture (other than in connection with certain non-recognition transactions), or upon the full or partial payment of principal, will be treated as ordinary income to the extent of the market discount that accrued to you up until that date utilizing the straight-line method. In addition, you may be required to defer deductions for any interest paid on indebtedness incurred (or continued) to purchase or carry the Debenture in an amount not exceeding such accrued market discount.

     Alternatively, you may elect to amortize the market discount into income, through the use of either the straight-line or the constant yield methods. If such election is made, your tax basis in the Debentures will be increased by the market discount thereon as it is included in your income. In addition, you will not be required to defer any deductions for interest accrued on indebtedness with respect to the Debenture.

     Original Issue Discount Following a Tax Event. If the Debentures are converted to interest-bearing debentures following a tax event, you must continue to accrue OID at the original yield to maturity. Such accrued OID will be added to the tax basis of your Debentures and the cash payments you receive will correspondingly reduce your tax basis.

     Sale, Exchange or Retirement of the Debentures. Except as described in the following two subsections, upon the sale, exchange or retirement of a Debenture (including by reason of a repurchase by us), you will recognize gain or loss equal to the difference between the sale, exchange or retirement proceeds and your adjusted tax basis in the Debenture. Except for any accrued market discount, gain or loss realized on the sale, exchange or retirement of a Debenture will generally be capital gain or loss and will be long-term capital gain or loss if the Debenture is held for more than one year. You should consult your tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals) and losses (the deductibility of which is subject to limitations).

     Conversion of Debentures. The conversion of a Debenture into common stock (or, following a tax event, into an interest-bearing debenture) will generally not be a taxable event, except with respect to cash received in lieu of a fractional share. Your basis in the common stock (or interest-bearing debenture) received on conversion of a Debenture will be the same as your basis in the Debenture at the time of conversion (exclusive of any tax basis allocable to a fractional share), and your holding period for the common stock (or interest-bearing debenture) received on conversion should include the holding period of the Debenture converted, except that the holding period of common stock attributable to OID may commence on the day following the date of conversion. The receipt of cash in lieu of a fractional share should generally result in capital gain or loss (measured by the difference between the cash received for the fractional share interest and your tax basis in the fractional share interest).

     Exercise of Repurchase Right. If you require us to repurchase a Debenture on a repurchase date and if we issue common stock in full satisfaction of the purchase price, the exchange of a Debenture for common stock should be treated the same as a conversion. If you require us to repurchase a Debenture on a repurchase date and if we deliver a combination of cash and common stock in payment of the purchase price, then, in general, (1) you should recognize gain (but not loss) to the extent that the cash and the value of the common stock exceeds your adjusted tax basis in the Debenture, but in no event will the amount of recognized gain exceed the amount of cash received, (2) your basis in the common stock received should be the same as your basis in the Debenture repurchased by us (exclusive of any basis allocable to a fractional share), decreased by the amount of cash received (other than cash received in lieu of a fractional share), and increased by the amount of gain, if any, recognized by you (other than gain with respect to a fractional share) and (3) the holding period of the common stock received in the exchange should include the holding period for the Debenture that was repurchased, except that the holding period of common stock attributable to OID may commence on the day following the date of conversion.

     Adjustment of Conversion Rate. If at any time we make a distribution of property to stockholders that would be taxable to such stockholders as a dividend for federal income tax purposes (for example, distributions of evidences of indebtedness or assets of ours, but generally not share dividends or rights to subscribe for common stock) and, pursuant to the anti-dilution provisions of the Indenture, the conversion rate under the Debentures is increased, such increase may be deemed to be the payment of a taxable dividend to you. Likewise, if the conversion rate is increased at our discretion or in certain other circumstances, such increase also may be deemed to be the payment of a taxable dividend to you.

     Ownership and Disposition of Common Stock. Dividends, if any, paid on the common stock generally will be includable in your income as ordinary income to the extent of your ratable share of our current or accumulated earnings and profits. Upon the sale, exchange or other disposition of common stock, you generally will recognize capital gain or capital loss equal to the difference between the amount realized on such sale or exchange and your adjusted tax basis in such common stock. You should consult your tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals) and losses (the deductibility of which is subject to limitations).

NON-U.S. HOLDERS

     You are a non-U.S. holder for purposes of this discussion if you are a holder of a Debenture or a share of common stock that is not a U.S. holder, as described above.

     Withholding Tax on Payments of Principal and Original Issue Discount on Debentures. By reason of being "portfolio interest," the payment of principal that includes OID on a Debenture by us or any paying agent of ours to you will not be subject to the 30% United States federal withholding tax, provided that:

     - you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

     - you are not a controlled foreign corporation that is related to us within the meaning of the Code; and

     - either (A) the beneficial owner of the Debenture certifies to the applicable payor or its agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address on United States Treasury Form W-8BEN (or a suitable substitute form) or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Debenture, certifies under penalties of perjury that such a Form W-8BEN (or a suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

     Except to the extent otherwise provided under an applicable income tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to OID on a Debenture if such OID is effectively connected with a U.S. trade or business of yours. Effectively connected OID received by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a

30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments. Such effectively connected OID will not be subject to withholding tax if the holder delivers the appropriate form (currently IRS Form 4224 and, beginning January 1, 2001, a Form W-8ECI) to the payor.

     Dividends. Except to the extent otherwise provided under an applicable tax treaty, dividends on the common stock paid to you will generally be subject to 30% United States federal withholding tax or will be taxed in the same manner as a U.S. holder if the dividends are effectively connected with your conduct of a trade or business in the United States. If you are a foreign corporation, you may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to certain adjustments.

     Gain on Disposition of the Debentures and Common Stock. Except as described below and subject to the discussion of backup withholding, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a Debenture, including the exchange of a Debenture for common stock, or the sale or exchange of common stock unless:

     - you are an individual present in the United States for 183 days or more in the year of such sale, exchange or retirement and either (A) you have a "tax home" in the United States and certain other requirements are met or (B) the gain from the disposition is attributable to an office or other fixed place of business in the United States;

     - the gain is effectively connected with your conduct of a United States trade or business;

     - you are a former United States citizen or resident; or

     - we have been or become a "U.S. real property holding company" and you have ever beneficially owned more than 5% of our common stock.

However, in some instances you may be required to establish an exemption from United States federal income and withholding tax. See "-- Withholding Tax on Payments of Principal and Original Issue Discount on Debentures."

     U.S. Federal Estate Tax. Debentures held or treated as held by an individual who is not a citizen or resident of the United States (for federal estate tax purposes) at the time of his or her death will not be subject to federal estate tax, provided that the individual does not actually or constructively own 10% or more of the total voting power of all of our voting stock and income on the Debentures was not effectively connected with your conduct of a trade or business in the United States. Common stock owned or treated as owned by an individual who is not a citizen or resident of the United States for federal estate tax purposes will be included in such individual's estate for federal estate tax purposes unless an applicable tax treaty otherwise applies.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     U.S. Holders. Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the Debentures or common stock may be subject to information reporting and United States federal backup withholding tax at the rate of 31% if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against the holder's federal income tax, provided that the required information is furnished to the IRS.

     Non-U.S. Holders. We must report annually to the IRS and to each non-U.S. holder any interest or dividends that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or interest that is exempt from U.S. tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

     U.S. Treasury regulations provide that backup withholding and information reporting will not apply to payments of principal on the Debentures we will make to a non-U.S. holder, if the holder certifies as to his non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that neither we nor the holder's paying agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

     The payment of the proceeds from the disposition of Debentures or common stock to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of Debentures or common stock to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or back-up withholding. For this purpose, a "U.S. related person" is a person who maintains one or more enumerated relationships with the United States. In the case of the payment of proceeds from the disposition of Debentures or common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury Regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is not a U.S. person or a U.S. related person, absent actual knowledge that the payee is a U.S. person.

     Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or as a credit against the holder's federal income tax liability, provided that the requisite procedures are followed.

                              PLAN OF DISTRIBUTION

     The selling securityholders and their successors, which includes their transferees, pledgees or donees or their successors, may sell the Debentures and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

     The Debentures and the underlying common stock may be sold in one or more transactions at fixed prices:

     - at prevailing market prices at the time of sale;

     - at prices related to such prevailing market prices;

     - at varying prices determined at the time of sale; or

     - at negotiated prices.

     Such sales may be effected in transactions in the following manner:

     - on any national securities exchange or quotation service on which the Debentures or the common stock may be listed or quoted at the time of sale;

     - in the over-the-counter-market;

     - in transactions otherwise than on such exchanges or services or in the over-the-counter market;

     - through the writing of options, whether such options are listed on an options exchange or otherwise; or

     - through the settlement of short sales.

Selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the Debentures or the underlying common stock and deliver these securities to close out such short positions, or loan or pledge the debentures or the common stock into which the Debentures are convertible to broker-dealers that in turn may sell these securities.

     The aggregate proceeds to the selling securityholders from the sale of the Debentures or underlying common stock will be the purchase price of the Debentures or common stock less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject, any proposed purchase of Debentures or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     Our outstanding common stock is listed for trading on The New York Stock Exchange. We do not intend to list the Debentures for trading on any national securities exchange or on Nasdaq. We cannot guarantee that any trading market will develop for the Debentures.

     The Debentures and underlying common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Debentures and underlying common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration.

     The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Debentures and common stock into which the Debentures are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any Debentures or common stock described in this prospectus and may not transfer, devise or gift such securities by other means not described in this prospectus.

     If required, the specific Debentures or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

                                 LEGAL MATTERS

     The validity of the Debentures and the shares of common stock issuable upon conversion of the Debentures will be passed upon for us by Weil, Gotshal & Manges LLP, Houston, Texas.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of Diamond Offshore Drilling, Inc. incorporated by reference in this prospectus as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference in this prospectus.

                            [DIAMOND OFFSHORE LOGO]

                                  $805,000,000

                            ZERO COUPON CONVERTIBLE
                                 DEBENTURES DUE
                                  JUNE 6, 2020

                             ---------------------
                                   PROSPECTUS
                             ---------------------

                                               , 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable in connection with the issuance and distribution of the securities being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee.....................................   $106,175
New York Stock Exchange listing fee......................      1,500
Printing and engraving...................................    150,000
Legal fees and expenses..................................    300,000
Accounting fees and expenses.............................     35,000
Blue Sky and other fees..................................    119,000
Rating agency and trustee fees...........................    175,000
Miscellaneous expenses...................................     15,000
                                                            --------
          Total..........................................   $901,675
                                                            ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Our amended and restated certificate of incorporation contains a provision that, in substance, provides for indemnification as set forth above.

     As permitted by the DGCL, our amended and restated certificate of incorporation contains a provision that, in substance, provides that directors of our company shall have no personal liability to our company or our stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to our company or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under

Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

     The Purchase Agreement between us and Credit Suisse First Boston Corporation, as initial purchaser, provides that the initial purchaser is obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Purchase Agreement filed as
Exhibit 10.1 to our Quarterly Report on Form 10-Q/A (Amendment No. 1) for the quarterly period ended June 30, 2000 filed August 14, 2000.

     In addition, we have an existing directors and officers liability insurance policy.

ITEM 16. EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           4.1           -- Indenture, dated as of February 4, 1997, between Diamond
                            Offshore Drilling, Inc. and The Chase Manhattan Bank, as
                            Trustee (incorporated by reference to Exhibit 4.1 to
                            Diamond Offshore Drilling, Inc.'s Current Report on Form
                            8-K filed February 11, 1997)
           4.2           -- Second Supplemental Indenture, dated as of June 6, 2000, by and between Diamond Offshore Drilling, Inc. and The
                            Chase Manhattan Bank, as Trustee, including the form of
                            Debenture (incorporated by reference to Exhibit 4.2 to
                            Diamond Offshore Drilling, Inc.'s Quarterly Report of
                            Form 10-Q/A for the quarterly period ended June 30, 2000
                            filed August 14, 2000)
           4.3           -- Form of Debenture (included in Exhibit 4.2)
           4.4           -- Registration Rights Agreement, dated June 6, 2000,
                            between Diamond Offshore Drilling, Inc. and Credit Suisse
                            First Boston Corporation (incorporated by reference to
                            Exhibit 10.2 to Diamond Offshore Drilling, Inc.'s
                            Quarterly Report of Form 10-Q/A for the quarterly period
                            ended June 30, 2000 filed August 14, 2000)
           5.1           -- Opinion of Weil, Gotshal & Manges LLP
          12.1           -- Statement Re Computation of Ratios
          23.1           -- Consent of Deloitte & Touche LLP
          23.2           -- Consent of Weil, Gotshal & Manges LLP (included in
                            Exhibit 5.1)
          24.1           -- Power of Attorney (included on page II-4)
          25.1           -- Statement of Eligibility of Trustee

ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue; and

          (6) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on August 31, 2000.

                                            DIAMOND OFFSHORE DRILLING, INC.

                                            By:   /s/ LAWRENCE R. DICKERSON
                                              ----------------------------------
                                                    Lawrence R. Dickerson
                                                President and Chief Operating
                                                            Officer

                               POWER OF ATTORNEY

     The undersigned directors and officers of Diamond Offshore Drilling, Inc. ("Diamond Offshore") do hereby constitute and appoint Gary T. Krenek and William
C. Long and each of them, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below which such person may deem necessary or advisable to enable Diamond Offshore to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but not limited to, power and authority to sign for us, or any of us, in the capacities indicated below and any and all amendments (including pre-effective and post-effective amendments or any other registration statement filed pursuant to the provision of Rule 462(b) under the Act) hereto; and we do hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                        NAME                                        TITLE                    DATE
                        ----                                        -----                    ----
                 /s/ JAMES S. TISCH                    Chairman of the Board and Chief  August 31, 2000
-----------------------------------------------------    Executive Officer
                   James S. Tisch

              /s/ LAWRENCE R. DICKERSON                President, Chief Operating       August 31, 2000
-----------------------------------------------------    Officer and Director
                Lawrence R. Dickerson

                 /s/ GARY T. KRENEK                    Vice President and Chief         August 31, 2000
-----------------------------------------------------    Financial Officer (Principal
                   Gary T. Krenek                        Financial Officer)

                 /s/ ALAN R. BATKIN                    Director                         August 31, 2000
-----------------------------------------------------
                   Alan R. Batkin

               /s/ HERBERT C. HOFMANN                  Director                         August 31, 2000
-----------------------------------------------------
                 Herbert C. Hofmann

                /s/ ARTHUR L. REBELL                   Director                         August 31, 2000
-----------------------------------------------------
                  Arthur L. Rebell

                        NAME                                        TITLE                    DATE
                        ----                                        -----                    ----
              /s/ MICHAEL H. STEINHARDT                Director                         August 31, 2000
-----------------------------------------------------
                Michael H. Steinhardt

                /s/ RAYMOND S. TROUBH                  Director                         August 31, 2000
-----------------------------------------------------
                  Raymond S. Troubh

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           4.1           -- Indenture, dated as of February 4, 1997, between Diamond
                            Offshore Drilling, Inc. and The Chase Manhattan Bank, as
                            Trustee (incorporated by reference to Exhibit 4.1 to
                            Diamond Offshore Drilling, Inc.'s Current Report on Form
                            8-K filed February 11, 1997)
           4.2           -- Second Supplemental Indenture, dated as of June 6, 2000, by and between Diamond Offshore Drilling, Inc. and The
                            Chase Manhattan Bank, as Trustee, including the form of
                            Debenture (incorporated by reference to Exhibit 4.2 to
                            Diamond Offshore Drilling, Inc.'s Quarterly Report of
                            Form 10-Q/A for the quarterly period ended June 30, 2000
                            filed August 14, 2000)
           4.3           -- Form of Debenture (included in Exhibit 4.2)
           4.4           -- Registration Rights Agreement, dated June 6, 2000,
                            between Diamond Offshore Drilling, Inc. and Credit Suisse
                            First Boston Corporation (incorporated by reference to
                            Exhibit 10.2 to Diamond Offshore Drilling, Inc.'s
                            Quarterly Report of Form 10-Q/A for the quarterly period
                            ended June 30, 2000 filed August 14, 2000)
           5.1           -- Opinion of Weil, Gotshal & Manges LLP
          12.1           -- Statement Re Computation of Ratios
          23.1           -- Consent of Deloitte & Touche LLP
          23.2           -- Consent of Weil, Gotshal & Manges LLP (included in
                            Exhibit 5.1)
          24.1           -- Power of Attorney (included on page II-4)
          25.1           -- Statement of Eligibility of Trustee